SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  May 20, 2003

(Date of earliest event reported)

LCA-Vision Inc.

(Exact name of Registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	0-27610 (Commission File No.)	11-2882328 (IRS Employer Identification Number)

7840 Montgomery Road, Cincinnati, Ohio	45236
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 792-9292

N/A

(Former name or former address, if changed since last report)

Item 5.  Other Events

LCA-Vision Inc. issued a press release announcing that its board of directors has authorized the repurchase of up to $5 million of the Company’s common stock.

Item 7.  Financial Statements and Exhibits

(a)  Exhibits

99.1  Press Release dated May 20, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCA-VISION INC.

Date: 5/20/03	By: /s/ Alan H. Buckey Alan H. Buckey Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT 99.1

Contacts:

Alan H. Buckey, CFO

Jody Cain

LCA-Vision Inc.

Lippert Heilshorn & Associates

(513) 792-9292

(310) 691-7100

LCA-VISION ANNOUNCES $5 MILLION STOCK REPURCHASE PROGRAM

CINCINNATI (May 20, 2003) – LCA-Vision Inc. (NASDAQ NM: LCAV), a leading provider of laser vision correction services under the LasikPlus brand, today announced that its board of directors has authorized the repurchase of up to $5 million of the Company’s common stock.

“We are optimistic about LCA-Vision’s prospects based on recent operating trends, new growth opportunities, our success in controlling costs and our strong balance sheet,” stated Stephen N. Joffe, chairman and chief executive officer of LCA-Vision. “We believe the repurchase of LCA-Vision stock will be accretive to earnings per share and is in the best interest of our shareholders.”

The timing and amounts of any stock repurchase will depend on many factors, including the market price of the common stock and overall market conditions.  Purchases under the stock repurchase program may be made, from time-to-time, in the open market, through block trades or otherwise.  As of March 31, 2003, the company had approximately 10,743,000 shares of common stock outstanding.

LCA-Vision owns and operates 32 LasikPlus laser vision correction facilities in the U.S., plus two centers in Canada and a joint venture in Europe.

For additional information, please visit the company’s website at www.lasikplus.com.  Individuals interested in scheduling a free vision evaluation can call the company’s patient care center at (888) 529-2020.

This news release contains forward-looking statements that are subject to risks and uncertainties that may result in actual results to differ materially from current expectations.  For a discussion of risks and uncertainties that the company faces, please refer to the company’s filings with the Securities and Exchange Commission including, but not limited to, Forms 10-K and 10-Q.

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